12401 South 450 East	Avenida 16 de Julio No. 1525
Building D-1	Edif. Mutual La Paz Penthouse
Salt Lake City, Utah 84020	Casilla 14888 La Paz, Bolivia
(801) 619-9320 Office	(591-2) 2330033 Oficina
(801) 619-1747 Fax	(591-2) 2332552 Fax
goldeneagleinc@earthlink.net	oficinas.ejecutivas@acslp.org

FOR IMMEDIATE RELEASE

CONTACT:        Sabrina Martinez in Investor Relations: (801) 619-9320

Golden Eagle Announces Mid-June Production Numbers

Company Projects Expansion Completion &
Reiterates One-Ounce Nugget Offer

        SALT LAKE CITY, UTAH—(BUSINESS WIRE) — June 24, 2003 — Golden Eagle International, Inc. (MYNG, OTCBB) announced today that for the two-week period ended June 15, 2003, its Cangalli gold mine produced 7,782 grams, or 250 troy ounces, of gold. The Cangalli operation processed 15,350 tons of ore with an average grade of 1.014 grams per cubic meter, or .507 grams per ton.

        “We are very pleased that our Cangalli mine could continue producing even while installing the final pieces of recovery equipment in our expanded plant circuit,” stated Terry C. Turner, Golden Eagle’s President and CEO. “We are also excited to see our recovered gold grade over 100% above the grade used in our project modeling. We now look forward to launching into operation next week our expanded plant with a processing capacity of 3,500 tpd of ore.”

        The Company projects that its 3,500 tpd capacity plant and mine expansion will be completed by July 1, 2003, and that its shakeout phase will be ongoing during the month of July. Golden Eagle projects that once its Cangalli operation is processing at full capacity, it will cross the break-even point and become profitable.

        Golden Eagle also reiterated its offer made on June 19, 2003, for an individual to receive the first one-ounce gold nugget recovered from its Cangalli gold mine during the last week of May 2003. To be eligible to be randomly selected to receive the one-ounce nugget, interested persons must register for Eagle E-mail Alerts by e-mailing the Company at eaglealert@earthlink.net, by Friday, June 27, 2003. Those previously registered, and whose names still remain on the E-mail Alert List, will automatically be eligible for the random selection process. For those who do not have e-mail access, the Company is also including in the selection process all those who register, or who have previously registered, for its Eagle Fax Alerts, as well as those who register, or have previously registered, for Eagle Snail-Mail Alerts, also by Friday, June 27, 2003. Fax and snail-mail registration may be accomplished by telephoning Golden Eagle’s offices at: (801) 619-9320, or faxing to: (801) 619-1747. The Company will notify and announce the individual selected to receive the gold nugget on Tuesday, July 1, 2003.

        “We have had an exciting wave of response to our nugget offer,” noted Sabrina Martinez, Golden Eagle’s Director of Investor Relations. “When you think about the significance of the Spaniards and Portuguese fighting pitched battles with blunderbusses to control our gold deposit in the 1500‘s, this chance to receive a nugget from our modern production feels like an opportunity to reach back and hold a piece of history.”

      Golden Eagle International, Inc. is a gold exploration and mining company located in Salt Lake City, Utah; and La Paz and Santa Cruz, Bolivia. The Company is currently focusing its efforts on developing its mining rights on 74,000 acres in the Tipuani Gold Mining District located in western Bolivia; and continuing exploration on 127,500 acres in eastern Bolivia’s Precambrian Shield. Golden Eagle is a mining company with a social conscience, having provided many humanitarian programs at its mine site, including the only hospital, doctor and nurse in Cangalli, Bolivia, for the past six years, as well as having provided for the educational needs of the students in the area during its exploration stage. The Company highly recommends that you review its disclosures, risk statements, previous press releases, annual reports, quarterly reports and current reports found at its website: www.geii.com

Forward-Looking Statements and Disclosure of Risk

        The future conduct of Golden Eagle’s business and its response to issues raised by third parties are dependent upon a number of factors, and there can be no assurance that Golden Eagle will be able to conduct its operations as contemplated. Certain statements contained in this release using the terms “may,” “expects to,” “projects,” “estimates,” “plans,” and other terms denoting future possibilities, are forward-looking statements in accordance with the Private Securities Litigation Reform Act of 1995. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks that are beyond Golden Eagle’s ability to predict or control and which may cause actual results to differ materially from the projections or estimates contained herein. These risks include, but are not limited to, the risks described in the above press release; those risks set out in Golden Eagle’s disclosure documents and its annual, quarterly and current reports; and the other risks associated with start-up mineral exploration operations with insufficient liquidity, negative working capital, and no historical profitability. Golden Eagle disclaims any obligation to update any forward-looking statement made herein.

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